EXHIBIT 10.2

Form Agreement

COCA-COLA ENTERPRISES INC. EXECUTIVE SEVERANCE PLAN

RELEASE OF CLAIMS AND NONCOMPETITION AGREEMENT

In accordance with the terms of the Coca-Coca Enterprises Inc. Executive Severance Plan (the “Plan”), _________________ (the “Executive”) is entitled to the following payments and benefits from Coca-Cola Enterprises Inc. or one of its affiliates (the “Company”) upon the Executive’s termination of employment:

•	Severance pay of $________, paid in ____ equal monthly installments of $________, comprised of
o	$_______ representing ____ months base salary;
o	$_______ annual bonus payable at 80% of target; and
o	$_______ to assist with future medical coverage.
•
Payment in lieu of the 20__ Management Incentive Plan annual bonus, calculated as 80 percent of the bonus that would otherwise have been payable based on actual performance, paid in a lump sum in the year following the year of termination;

•	Waiver of any service-based vesting requirements on a pro rata portion of outstanding restricted stock or stock units.

The payments and benefits described above, which the Executive acknowledges that he or she would not otherwise be entitled to receive, are in consideration of and contingent on the Executive executing and not revoking the release of claims and noncompetition covenants contained in this Agreement (the “Agreement”), as well as the Executive’s compliance with the other terms and obligations under the Plan, including, without limitation, the confidentiality, nonsolicitation, nondisparagement, return of Company records and property, and cooperation requirements contained in the Plan. The Executive also acknowledges that all payments under the Plan are subject to tax withholding applicable to wages.

1. Release of Claims.

The Executive agrees, for the Executive, the Executive’s spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on the Executive’s behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (collectively “Company Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages of any nature whatsoever, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive now has, owns or holds, or claims to have had, own or hold, or which the Executive at any time prior to now had, owned or held, or claimed to have, own or hold against any of the Company Parties or in any way connected to the Executive’s employment with the Company. This release specifically includes, without limitation, any tort, contract, fraud or constitutional claim; any claim based on wrongful discharge, breach of contract, violation of public policy, interference with legal rights, or promissory estoppel; any claim for workers’ compensation retaliation; any whistleblower claim; any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination or retaliation; any claim arising under federal, state or local law concerning employment practices; and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; 42 U.S.C. §1981; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended; the Worker Adjustment and Retraining Notification Act; and the Employee Retirement Income Security Act of 1974, as amended. The Executive agrees that this is a general release and it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this Agreement does not include a release of any claims that cannot be released hereunder by law.

As part of this Agreement, the Executive understands that he or she is waiving all claims for age discrimination under the Age Discrimination in Employment Act. Pursuant to the Older Workers Benefit Protection Act, the Executive represents and acknowledges that he or she has been informed as to any class, unit, or group of individuals covered by this group termination program, any eligibility factors and time limits applicable to this group termination program, the job titles and ages of all individuals covered by this group termination program, and the ages of all individuals in the job classification or organizational unit who are not eligible or selected for the group termination program. Further, the Executive represents and acknowledges that he or she has carefully read and understands all of the provisions of this Agreement, and that he or she is voluntarily entering into this Agreement. The Executive represents and acknowledges that he or she has been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Agreement. The Executive has forty-five (45) days within which to consider this Agreement, and seven (7) days following its execution to revoke this Agreement. All payments and benefits provided under the Plan are contingent on, and will not be paid until the Executive executes and does not revoke this Agreement.

2. Noncompetition.

The Executive covenants and agrees that, during the period beginning with the Executive’s termination of employment and ending with the last installment payment of severance provided under the Plan, the Executive will not directly or indirectly, on the Executive’s own behalf or on behalf of any person or entity, compete with the Company by performing activities or duties substantially similar to the activities or duties performed by the Executive for the Company during the year preceding the Executive’s termination of employment for any business entity that is a Direct Competitor of the Company within the Restricted Area.

A “Direct Competitor” of the Company is any business or operations within the Restricted Area owned or operated by PepsiCo, Inc., The Pepsi Bottling Group, Inc., or Cadbury Schweppes plc. The “Restricted Area” is that area within a fifty (50) mile radius of the Executive’s primary workplace at the time of the Executive’s termination of employment. The Executive expressly acknowledges and agrees that, because of the nature of the services the Executive has provided to the Company, the Executive has provided services throughout the Restricted Area and, therefore, the Restricted Area is reasonably defined to protect the Company’s legitimate business interests.

3. Entire Agreement.

This Agreement and the Coca-Cola Enterprises Inc. Executive Severance Plan set forth the entire agreement between the Executive and the Company Parties as to the termination of the Executive’s employment with the Company, and fully supersedes any and all prior agreements or understandings between the Executive and the Company Parties pertaining to the termination of the Executive’s employment with the Company.

THIS AGREEMENT CONTAINS A WAIVER AND GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT, AND THAT HE OR SHE HAS BEEN ADVISED TO AND HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT.

The parties have executed this Agreement on the date(s) indicated below.

Date:_________________________  _________________________________
[Executive]

________________________________
COCA-COLA ENTERPRISES INC.
Date:_________________________
By:_____________________________       Title: